Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES RECORD FIRST QUARTER EARNINGS AND RAISES FULL YEAR EARNINGS ESTIMATE

Highlights

•Record earnings per diluted share (EPS) of $0.76, an increase of 15% over the prior year quarter
•Record adjusted EPS of $0.78 per diluted share
•Raises full year 2022 adjusted EPS guidance
•Achieved record revenue in each business segment
•Achieved record segment income in Dispensing and Specialty Closures and Custom Containers
•Increased cash dividend per share by 14.3%
•Redeemed outstanding 4 3/4% Senior Notes due 2025

STAMFORD, CT, April 27, 2022 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of sustainable rigid packaging solutions for consumer goods products, today reported first quarter 2022 net income of $84.9 million, or $0.76 per diluted share, as compared to first quarter 2021 net income of $73.3 million, or $0.66 per diluted share.

(more)

SILGAN HOLDINGS
April 27, 2022

Adjusted net income per diluted share for the first quarter of 2022 was $0.78, after adjustments increasing net income per diluted share by $0.02. Adjusted net income per diluted share for the first quarter of 2021 was $0.75, after adjustments increasing net income per diluted share by $0.09. A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

“Silgan continues to demonstrate the power of our portfolio by performing well in dynamic economic circumstances, delivering another quarter of record adjusted earnings per diluted share of $0.78, a 4 percent increase over the prior year record first quarter and a 70 percent increase over the pre-pandemic first quarter of 2019,” said Adam Greenlee, President and CEO. “Revenues grew significantly in each of our businesses as we successfully passed through raw material and other cost inflation to the market, and our teams did an outstanding job mitigating other inflationary items through improved productivity and operating efficiencies. Volumes for each of our segments would have been even higher had our customers not continued to be challenged with production shortfalls due to disruptions in their supply chains and production facilities. Our Dispensing and Specialty Closures segment benefited from continued strong demand from the fragrance and beauty markets, outstanding performance from our 2021 acquisitions and lower resin costs. Our Metal Containers segment volumes have stabilized well above pre-pandemic levels, but as expected they were lower in the first quarter as a result of customer pre-buy activity that occurred late last year in advance of unprecedented raw material inflation in 2022. Strong operating performance and lower resin costs in our Custom Containers segment offset anticipated lower volumes compared to the final quarter of pandemic driven volumes last year,” continued Mr. Greenlee. “As we look to the full year of 2022, we see further growth opportunities as we benefit from our deep customer relationships, stronger than anticipated performance from our recent acquisitions and the leverage of our broad operating footprint to improve our performance in the year. Therefore, we are raising our 2022 adjusted earnings per diluted share from a range of $3.80 to $4.00 to a range of $3.90 to $4.05, which represents a 17 percent increase at the midpoint above record 2021 levels,” concluded Mr. Greenlee.

Net sales for the first quarter of 2022 were $1.44 billion, an increase of $203.8 million, or 16.5 percent, as compared to the same period in the prior year. This increase was the result of higher net sales in all segments.
(more)

SILGAN HOLDINGS
April 27, 2022

Income before interest and income taxes for the first quarter of 2022 was $143.4 million, an increase of $16.8 million, or 13.3 percent, as compared to $126.6 million for the first quarter of 2021, while margins decreased to 9.9 percent from 10.2 percent for the same periods. The increase in income before interest and income taxes was primarily the result of higher income in the Dispensing and Specialty Closures and Custom Containers segments, partially offset by lower income in the Metal Containers segment. The decrease in segment income margin from the prior year period is primarily due to the mathematical consequence of the pass through of significant raw material inflation in 2022 in each of the segments. Rationalization charges were $1.4 million and $10.3 million in the first quarters of 2022 and 2021, respectively.

Interest and other debt expense before loss on early extinguishment of debt for the first quarter of 2022 was $29.3 million, an increase of $2.9 million as compared to the first quarter of 2021. This increase was primarily due to higher weighted average outstanding borrowings during the quarter as a result of acquisitions in the third and fourth quarters of 2021. Loss on early extinguishment of debt was $1.5 million and $0.9 million in the first quarters of 2022 and 2021, respectively.

The effective tax rates were 24.6 percent and 26.2 percent for the first quarters of 2022 and 2021, respectively. The effective tax rate in the first quarter of 2021 was unfavorably impacted by higher income generated in less favorable tax jurisdictions.

Dispensing and Specialty Closures
Net sales of the Dispensing and Specialty Closures segment were $597.9 million in the first quarter of 2022, an increase of $88.6 million, or 17.4 percent, as compared to $509.3 million in the first quarter of 2021. This increase was primarily the result of higher average selling prices due to the pass through of higher raw material and other inflationary costs and higher unit volumes of approximately 8 percent, partially offset by unfavorable foreign currency translation. Unit volumes, which were greater than 20 percent above pre-pandemic volume levels in 2019, increased over the prior year primarily due to the inclusion of the recent acquisitions and higher volumes for beauty and fragrance products. The increase in unit volumes was partially offset by a decrease in volumes for hygiene and home cleaning products, which continued to be impacted by an inventory correction throughout the supply chain, and for metal closures as a result of customer pre-buy activity in late 2021 in advance of significant metal inflation this year.

(more)

SILGAN HOLDINGS
April 27, 2022

Segment income of the Dispensing and Specialty Closures segment for the first quarter of 2022 increased $21.6 million to an all-time record $87.3 million as compared to a record $65.7 million in the first quarter of 2021, and segment income margin increased to 14.6 percent from 12.9 percent for the same periods. The increase in segment income was primarily due to the favorable impact from the delayed pass through of lower resin costs in the current year period as compared to the unfavorable impact in the prior year first quarter from the delayed pass through of higher resin costs, higher unit volumes including from recent acquisitions, improved operating efficiencies and lower rationalization charges, partially offset by inflation in manufacturing costs and the impact of unfavorable foreign currency translation. Rationalization charges were $5.2 million in the first quarter of 2021.

Metal Containers
Net sales of the Metal Containers segment were $650.7 million for the first quarter of 2022, an increase of $96.6 million, or 17.4 percent, as compared to $554.1 million in the first quarter of 2021. As expected, this increase in net sales was primarily the result of higher average selling prices due to the pass through of higher raw material and other manufacturing costs, partially offset by lower unit volumes of approximately 14 percent, a higher percentage of smaller cans sold and unfavorable foreign currency translation. The decrease in unit volumes was principally the result of higher customer purchases in late 2021 in advance of significant price increases due to the unprecedented metal inflation this year and customers’ ongoing supply chain and labor challenges in the current year quarter. Unit volumes, adjusted for the impact of the customer pre-buy in late 2021, were 10 percent higher than pre-pandemic volume levels in the first quarter of 2019.

Segment income of the Metal Containers segment in the first quarter of 2022 was $38.0 million, a decrease of $7.6 million as compared to $45.6 million in the first quarter of 2021, and segment income margin decreased to 5.8 percent from 8.2 percent over the same periods. The decrease in segment income was primarily attributable to lower unit volumes, the mix impact of more smaller cans sold and inflation in manufacturing costs, partially offset by strong manufacturing performance. The decrease in segment income margin was primarily due to the mathematical consequence of the pass through of inflation in raw material and other manufacturing costs in 2022. Rationalization charges were $1.3 million and $5.0 million in the first quarters of 2022 and 2021, respectively.

(more)

SILGAN HOLDINGS
April 27, 2022

Custom Containers
Net sales of the Custom Containers segment were $193.3 million in the first quarter of 2022, an increase of $18.6 million, or 10.6 percent, as compared to $174.7 million in the first quarter of 2021. This increase was principally due to higher average selling prices related to the pass through of higher resin costs and a more favorable mix of products sold, partially offset by lower volumes of approximately 8 percent. The expected decline in volumes was primarily due to strong pandemic driven demand in the first quarter of 2021.

Segment income of the Custom Containers segment in the first quarter of 2022 was $24.7 million, an increase of $0.2 million as compared to $24.5 million in the first quarter of 2021, while segment income margin decreased to 12.8 percent from 14.0 percent over the same periods. The increase in segment income was primarily attributable to the favorable impact from the delayed pass through of lower resin costs as compared to the unfavorable impact in the prior year first quarter from the delayed pass through of higher resin costs and strong operational performance, partially offset by lower volumes. The decrease in segment income margin was primarily due to the mathematical consequence of the pass through of higher raw material costs.

Outlook for 2022
The Company raised its estimate of adjusted net income per diluted share for the full year of 2022 to a range of $3.90 to $4.05, a 17 percent increase at the midpoint of the range as compared to record adjusted net income per diluted share of $3.40 in 2021. The Company's increased estimate for 2022 anticipates continued strong performance from recent acquisitions, the ability to successfully pass through raw material and other cost inflation, our customers’ ability to gradually increase output as they address their supply chain and labor challenges, and ongoing operating efficiencies in each of the segments.

The Company is also providing an estimate of adjusted net income per diluted share for the second quarter of 2022 in the range of $0.90 to $1.00, a 12 percent increase at the midpoint of the range as compared to record adjusted net income per diluted share of $0.85 in the second quarter of 2021. The second quarter estimate anticipates benefits from recent acquisitions, continued strong volumes and manufacturing performance in each of the segments and an improving labor and supply chain environment, partially offset by the unfavorable impact of recent increases in resin costs.

(more)

SILGAN HOLDINGS
April 27, 2022

The full year and second quarter estimate of adjusted net income per diluted share for 2022 excludes the impact from rationalization charges and loss on early extinguishment of debt.

Conference Call
Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the first quarter of 2022 at 11:00 a.m. eastern time on Wednesday, April 27, 2022. The toll free number for the conference call for those in the U.S. and Canada is (800) 289-0720, and the number for international callers is (313) 209-5140. For those unable to listen to the live call, a taped rebroadcast will be available through May 11, 2022. To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820. The pass code for the rebroadcast is 4065150.

* * *

Silgan is a leading supplier of sustainable rigid packaging solutions for consumer goods products with annual net sales of approximately $5.7 billion in 2021. Silgan operates 113 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for food, beverage, health care, garden, home, personal care, fragrance, and beauty products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2021 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

* * *
(more)

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter ended March 31,
(Dollars in millions, except per share amounts)

	2022	2021

Net sales	$1,441.9	$1,238.1

Cost of goods sold	1,208.4	1,016.6

Gross profit	233.5	221.5

Selling, general and administrative expenses	100.0	97.4

Rationalization charges	1.4	10.3

Other pension and postretirement income	(11.3)	(12.8)

Income before interest and income taxes	143.4	126.6

Interest and other debt expense before loss on early extinguishment of debt	29.3	26.4

Loss on early extinguishment of debt	1.5	0.9

Interest and other debt expense	30.8	27.3

Income before income taxes	112.6	99.3

Provision for income taxes	27.7	26.0

Net income	$84.9	$73.3

Earnings per share:
Basic net income per share	$0.77	$0.66
Diluted net income per share	$0.76	$0.66

Cash dividends per common share	$0.16	$0.14

Weighted average shares (000's):
Basic	110,600	110,206
Diluted	111,393	111,030

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2022	2021
Net sales:
Dispensing and Specialty Closures	$597.9	$509.3
Metal Containers	650.7	554.1
Custom Containers	193.3	174.7
Consolidated	$1,441.9	$1,238.1

Segment income:
Dispensing and Specialty Closures (a)	$87.3	$65.7
Metal Containers (b)	38.0	45.6
Custom Containers (c)	24.7	24.5
Corporate	(6.6)	(9.2)
Consolidated	$143.4	$126.6

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	March 31,	March 31,	Dec. 31,
	2022	2021	2021
Assets:
Cash and cash equivalents	$259.6	$190.1	$631.4
Trade accounts receivable, net	852.9	738.1	711.3
Inventories	1,018.7	788.6	798.8
Other current assets	150.6	102.4	154.3
Property, plant and equipment, net	1,979.7	1,811.6	1,993.9
Other assets, net	3,448.9	2,810.7	3,481.1
Total assets	$7,710.4	$6,441.5	$7,770.8

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$1,177.8	$960.0	$1,488.2
Current and long-term debt	3,984.8	3,358.4	3,793.2
Other liabilities	909.6	846.7	926.7
Stockholders' equity	1,638.2	1,276.4	1,562.7
Total liabilities and stockholders' equity	$7,710.4	$6,441.5	$7,770.8

(a)Includes rationalization charges of $5.2 million in 2021.
(b)Includes rationalization charges of $1.3 million and $5.0 million in 2022 and 2021, respectively.
(c)Includes rationalization charges of $0.1 million in each of 2022 and 2021.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2022	2021
Cash flows provided by (used in) operating activities:
Net income	$84.9	$73.3
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation and amortization	69.1	60.9
Rationalization charges	1.4	10.3
Loss on early extinguishment of debt	1.5	0.9
Other changes that provided (used) cash, net of effects from acquisitions:
Trade accounts receivable, net	(141.1)	(103.5)
Inventories	(222.1)	(118.1)
Trade accounts payable and other changes, net	(61.1)	(96.0)
Net cash used in operating activities	(267.4)	(172.2)

Cash flows provided by (used in) investing activities:
Purchase of businesses, net of cash acquired	(1.3)	—
Capital expenditures	(68.5)	(68.8)
Other investing activities	(0.2)	0.4
Net cash used in investing activities	(70.0)	(68.4)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(18.7)	(16.1)
Changes in outstanding checks - principally vendors	(225.9)	(84.2)
Net borrowings and other financing activities	208.8	126.0
Net cash (used in) provided by financing activities	(35.8)	25.7

Effect of exchange rate changes on cash and cash equivalents	1.4	(4.5)

Cash and cash equivalents:
Net decrease	(371.8)	(219.4)
Balance at beginning of year	631.4	409.5
Balance at end of year	$259.6	$190.1

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE(1)
(UNAUDITED)
For the quarter ended March 31,

Table A

	2022	2021

Net income per diluted share as reported	$0.76	$0.66

Adjustments:
Rationalization charges	0.01	0.08
Loss on early extinguishment of debt	0.01	0.01
Adjusted net income per diluted share	$0.78	$0.75

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE(1)
(UNAUDITED)
For the quarter and year ended,

Table B

	Second Quarter,			Year Ended
	June 30,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2022	2022	2021	2022	2022	2021

Net income per diluted share as estimated
for 2022 and as reported for 2021	$0.90	$1.00	$0.85	$3.87	$4.02	$3.23

Adjustments:
Rationalization charges	—	—	—	0.02	0.02	0.11
Costs attributed to announced acquisitions	—	—	—	—	—	0.03
Purchase accounting write-up of inventory	—	—	—	—	—	0.02
Loss on early extinguishment of debt	—	—	—	0.01	0.01	0.01
Adjusted net income per diluted share
as estimated for 2022 and presented for 2021	$0.90	$1.00	$0.85	$3.90	$4.05	$3.40

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude rationalization charges, costs attributed to announced acquisitions, the impact from the charge for the write-up of acquired inventory required under purchase accounting and the loss on early extinguishment of debt from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of the Company's third party transaction fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. The write-up of acquired inventory required under purchase accounting is also viewed by management as part of the acquisition and is a non-cash charge that is not considered to be indicative of the on-going performance of the acquired operations. The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.